                                                                EXHIBIT 99.12


C. STEPHEN HOWARD (State Bar No. 43434)
JEFFERY D. McFARLAND (State Bar No. 157628)
SCOTT VICK (State Bar No. 171944)
MILBANK, TWEED, HADLEY & McCLOY
601 South Figueroa Street, 30th Floor
Los Angeles, California 90017-5704
(213) 892-4000

Attorneys for Defendants
and Counterclaim Plaintiffs
FIDELITY NATIONAL FINANCIAL, INC. and
WILLIAM P. FOLEY, II


                          UNITED STATES DISTRICT COURT
                         CENTRAL DISTRICT OF CALIFORNIA


GIANT GROUP, LTD., a Delaware       )   CASE NO. SA CV-95-1095 LHM
corporation,                        )   (EEx)
                                    )
                 Plaintiff,         )
                                    )   SECOND AMENDED COUNTERCLAIM OF
         v.                         )   COUNTERCLAIM PLAINTIFFS
                                    )   FIDELITY NATIONAL FINANCIAL,
WILLIAM P. FOLEY, II, a             )   INC. AND WILLIAM P. FOLEY, II
California citizen; CKE             )   FOR DECLARATORY AND INJUNCTIVE
RESTAURANTS, INC., a Delaware       )   RELIEF AND FOR DAMAGES
corporation; FIDELITY NATIONAL      )
FINANCIAL, INC., a Delaware         )   DEMAND FOR JURY TRIAL
corporation; WILLIAM DAVENPORT,     )
a California citizen; and           )
ROBERT MARTIN, a Missouri           )
citizen,                            )
                                    )
                 Defendants.        )
------------------------------------)
FIDELITY NATIONAL FINANCIAL,        )
INC. and WILLIAM P. FOLEY, II,      )
                                    )
                 Counterclaim       )
                 Plaintiffs         )
                                    )
         v.                         )
                                    )
GIANT GROUP, LTD.                   )
                                    )
                 Counterclaim       )
                 Defendant          )
                                    )
and                                 )
                                    )
                                    )
















                              Page 11 of 41 Pages

BURT SUGARMAN; TERRY                    )
CHRISTENSEN; DAVID GOTTERER and         )
ROBERT WYNN                             )
                                        )
                Additional              )
                Counterclaim            )
                Defendants.             )
                                        )
----------------------------------------


                                 COUNTERCLAIMS
                                 -------------

                 Counterclaim Plaintiffs Fidelity National Financial, Inc. ("Fidelity") and William P. Foley, II ("Foley"), for their second amended counterclaims, allege as follows:

                             JURISDICTION AND VENUE
                             ----------------------

                 1. This Court has jurisdiction over each of the counterclaims set forth herein under 28 U.S.C. Section 1367(a) in that said counterclaims arise from a common nucleus of operative facts and are so intertwined with Plaintiff's purported federal claim for relief that the counterclaims form part of the same case or controversy under Article III of the United States Constitution.

                 2. Venue is proper in the Central District of California pursuant to 18 U.S.C. Section 1391(b) and (c) in that at least one Counterclaim Defendant resides in this District, all of the Counterclaim Defendants transact affairs and do business in this District, and, further, because a substantial part of the events giving rise to the counterclaims occurred in this District.

                                  THE PARTIES
                                  -----------

                 3. Fidelity is a corporation duly organized and validly existing under the laws of the State of Delaware, and qualified to do and doing business in the State of California.





                              Page 12 of 41 Pages
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Fidelity's principal place of business is located at 17911 Von Karman Avenue,
Suite 300, Irvine, California 92714.

                 4. Foley serves as Chairman of Fidelity's Board of Directors and as its Chief Executive Officer. Foley resides in Orange County and is a citizen of the State of California.

                 5. Counterclaim Defendant Giant Group, Ltd. ("Giant") is a publicly traded holding company duly organized and validly existing under the laws of the State of Delaware, and qualified to do and doing business in the State of California. One of Giant's principal assets is its ownership of a 48% equity interest in another publicly traded company, Rally's Hamburgers, Inc. ("Rally's"). Giant also has more than $45 million of net cash and liquid investments. Giant's principal place of business is located at 150 El Camino Drive, Suite 303, Beverly Hills, California 90212.

                 6. Additional Counterclaim Defendant Burt Sugarman ("Sugarman") is Chairman of the Board and Chief Executive Officer of Giant and owns approximately 29% of the common stock of Giant. Sugarman has options to purchase approximately 17.9% more of Giant's common stock, for a total of 46.9% of Giant's common stock. Sugarman is also Chairman of the Board, and a shareholder of, Rally's. Sugarman controls both Giant and Rally's.

                 7. In addition to Sugarman, the other members of Giant's Board of Directors are, and at all material times herein were, Counterclaim Defendants Terry Christensen ("Christensen"), David Gotterer ("Gotterer"), and Robert Wynn ("Wynn"). Sugarman, Christensen, Gotterer, and Wynn are collectively referred to herein as the "Giant Directors."





                              Page 13 of 41 Pages

                 8. Besides being a director of Giant, Gotterer is an officer of Giant and both an officer and a director of Rally's. Gotterer is also a partner in a two-partner accounting firm; and Gotterer and said firm annually receive substantial remuneration for accounting services to both Giant and Rally's and their affiliates.

                 9. Besides being a director of Giant, Christensen is a name partner in the law firm of Christensen, White, Miller, Fink, Jacobs, Glaser & Shapiro (the "Christensen/Glaser Firm"). Another name partner in the Christensen/Glaser Firm, Patricia Glaser ("Glaser"), is a director of Rally's. Christensen, Glaser, and the Christensen/Glaser Firm annually receive substantial remuneration for legal services to both Giant and Rally's and their affiliates.

                 10. Fidelity currently desires to, and is attempting to, acquire control of Giant and has so informed Giant, the Giant Directors, and the investing public. As set forth hereinafter, Sugarman and the other Giant Directors -- solely to serve their own interests and not those of Giant or its shareholders -- are trying to maintain control of Giant in Sugarman and to prevent Fidelity from acquiring control of Giant.

                         FIDELITY'S INITIAL INVESTMENTS
                         ------------------------------
                           IN, AND SUBSEQUENT EFFORTS
                           --------------------------
                          TO ACQUIRE CONTROL OF, GIANT
                          ----------------------------

                 11. Between July and October 1995, Fidelity acquired 239,700 shares, or 4.7%, of Giant's common stock in open market transactions at prices ranging from $6.625 to $7.50 per share.

                 12. Between November 28, 1995, and December 8, 1995, Fidelity purchased 184,889 additional shares of Giant's common





                              Page 14 of 41 Pages
stock, at prices ranging from $6.375 to $7.625 per share, bringing Fidelity's percentage ownership of Giant's common stock up to 8.2%.

                 13. On December 8, 1995, Fidelity timely filed a 13D public disclosure statement, disclosing its investment in Giant. In its 13D disclosure statement Fidelity stated that its purpose in purchasing Giant stock was "to acquire a significant equity position in [Giant]." The disclosure also pointedly advised that "Fidelity does not consider itself a passive investor and should not be regarded as such."

                 14. Between December 11, 1995, and March 15, 1996, Fidelity acquired 270,900 additional shares of Giant's common stock at prices ranging from $8.125 to $10.380 per share and acquired an additional 10,000 shares of Giant's common stock from Foley at Foley's historical cost.

                 15. Fidelity currently owns 705,489 shares, or 14.8%, of Giant's common stock. Fidelity currently desires to, and in fact would, purchase additional shares of Giant's common stock, to make Fidelity a holder of more than 15% of Giant's common stock and therefore a holder of a block of Giant stock closer to or equal to the amount of Giant stock held by Sugarman (although Fidelity does not currently intend to purchase 35% or more of Giant's common stock, as such a purchase might trigger certain provisions in Rally's bond indenture). However, Fidelity cannot now purchase 15% or more of Giant's common stock because of Giant's "Poison Pill" adopted by the Giant Directors on or about January 4, 1996 to thwart Fidelity, as more particularly described hereinafter.





                              Page 15 of 41 Pages
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                 16.      Representatives of Fidelity have stated publicly that
one of the reasons for Fidelity's interest in Giant is Giant's large holdings of cash and liquid investments, which could be distributed to, or otherwise realized for the benefit of, Giant's common shareholders in a partial or complete liquidation of Giant.

                 17. On February 14, 1996, Fidelity delivered to the Giant Directors a formal offer by which Fidelity proposed to acquire Giant through a negotiated merger between Fidelity and Giant. Under the terms of Fidelity's merger offer, holders of Giant common stock would receive Fidelity common stock worth $12 per Giant share, representing nearly a 100% premium over the trading price of $6.375 for Giant stock in November 1995. Fidelity's offer of merger has been publicly filed, and a copy is attached hereto as Exhibit A.

                 18. On February 22, 1996, the Giant Directors rejected Fidelity's merger offer. Without addressing the fairness of the $12 per share price offered by Fidelity for Giant stock, the Giant Directors simply declared that "Giant is not for sale." In rejecting Fidelity's merger offer, the Giant Directors acted solely to further their own interests and in derogation of the interests of Giant and its shareholders.

                 19. Unable to acquire Giant through open market stock purchases (because of the Poison Pill) and unable to acquire Giant through a negotiated merger (because of the Giant Directors' wrongful rejection of Fidelity's merger offer), Fidelity has decided to proceed next with a hostile proxy contest as a means of acquiring Giant. On March 1, 1996, Fidelity





                              Page 16 of 41 Pages
formally nominated, for election at Giant's next annual meeting, a rival slate of candidates for Giant's Board of Directors. The candidates nominated by Fidelity are committed to effecting a merger of Giant with Fidelity or, in the alternative, considering a liquidation of Giant's assets. Fidelity's letter nominating rival candidates for Giant's Board of Directors has been publicly filed, and a copy is attached hereto as Exhibit B.

                 20. Although Giant's last annual meeting was held on May 15, 1995, to date the Giant Directors have conspicuously failed to give any notice of Giant's next annual meeting. If Giant does not hold an annual meeting by June 15, 1996, Fidelity intends to sue Giant and the Giant Directors to compel them to hold an annual meeting of Giant shareholders.



                              THE GIANT DIRECTORS'
                              --------------------
                            CAMPAIGN OF ENTRENCHMENT
                            ------------------------


                 21. From the moment that the Giant Directors learned of Fidelity's investment in Giant, the Giant Directors embarked upon a relentless campaign to entrench themselves in their positions at Giant and to prevent at all costs an acquisition of control of Giant by Fidelity. In so doing, the Giant Directors have acted in complete disregard for, and in breach of, their fiduciary duties to Giant and its shareholders and have been motivated solely by a desire to perpetuate Sugarman's control of Giant and thereby to preserve the extensive personal benefits that each of them receive from Giant and from Sugarman's and Giant's control of Rally's, as more specifically described hereinafter. Throughout their campaign of entrenchment, the Giant Directors have not served the interests of Giant and its





                              Page 17 of 41 Pages
shareholders but rather have strived to injure Fidelity, and have injured Fidelity, specifically and specially, by so far preventing Fidelity from acquiring control of Giant. In the process, the Giant Directors have injured Giant and Giant's shareholders as well.

                              The Bogus Complaint
                              -------------------
                                 in this Action
                                 --------------

                 22. The first step in the Giant Directors' campaign to entrench themselves was the filing of Giant's complaint in this action. The allegations of the complaint (and the first amended complaint) were, and are, wholly specious and, on information and belief, were made in bad faith. On information and belief, the only purpose of the Giant Directors' bringing this action was to deter Fidelity from any effort it might undertake to acquire Giant.

                                The Poison Pill
                                ---------------

                 23. On or about January 4, 1996 -- two weeks after filing this action -- the Giant Directors took action designed solely to erect a barrier to insulate the Giant Directors -- and Sugarman in particular -- from any change in control of Giant. The Giant Directors unanimously adopted a blatantly discriminatory "Stockholders Rights Plan" (the "Poison Pill"), which ensures that Fidelity will not be able to acquire control of Giant from Sugarman without first obtaining the blessing of Giant's Board of Directors (who can always rescind the Poison Pill).

                 24. The Poison Pill is triggered when any person (except Sugarman) acquires voting control of 15% or more of





                              Page 18 of 41 Pages

Giant's stock. If Fidelity were to trigger the Poison Pill, various rights ("Rights") issued to Giant shareholders would become exercisable and would inflict economic destruction on Fidelity. Among other things, the Rights, if exercised, would entitle each holder (except Fidelity) to buy additional shares of Giant common stock at a 50% discount. In addition, each Rights holder could purchase a new series of Giant preferred stock, entitling them to receive dividends and other payments in an amount 1000 times that to be received by each share of common stock. These provisions, if triggered by Fidelity, would specially injure and disadvantage Fidelity by diluting its interest in Giant, both economically and in terms of its percentage ownership, and by severely impacting and undercutting Fidelity's voting rights in Giant. At bottom, the Poison Pill makes acquisition of 15% or more of Giant's stock, without cooperation of Giant's Board of Directors, prohibitively expensive for Fidelity or any prospective acquiror, except Sugarman. Thus the present effect of the Poison Pill is to prevent Fidelity from purchasing 15% or more of Giant's common stock as it so desires, and to prevent Fidelity from acquiring control of Giant.

                 25. The Giant Directors' real, and illicit, purpose for adopting the Poison Pill is made evident by the fact that the Poison Pill would be triggered if Fidelity acquires 15% of Giant's stock, but the Poison Pill would not be triggered if Sugarman (who owned approximately 20% of Giant's stock at the time the Poison Pill was adopted) exercises his options to purchase almost 47% of the company. The 15% trigger level in the





                              Page 19 of 41 Pages

Poison Pill was intentionally selected by the Giant Directors to be substantially less than Sugarman's then present, or potential future, holdings of Giant stock, so that Fidelity could never acquire nearly as much Giant stock as Sugarman owned without the cooperation of Giant's Board of Directors.

                 26. There is no rational or legitimate business purpose for such a Poison Pill; the disparate treatment of Fidelity vis-a- vis Sugarman was enacted solely to perpetuate Sugarman's control of Giant and to prevent Fidelity from purchasing 15% or more of Giant's stock.

                        Giant Purchases of its Own Stock
                        --------------------------------

                 27. Next, beginning two weeks after the filing of this action, and for no reason other than to further tighten Sugarman's grip on Giant, the Giant Directors caused Giant to purchase 535,527 shares of Giant stock beginning at a price barely shy of its fifty-two week high (the "Stock Purchases"). The Stock Purchases increased Sugarman's percentage ownership over, and voting power in, Giant -- at no expense to Sugarman. The Stock Purchases had the practical effect of increasing Sugarman's percentage ownership in Giant to the point where he could then exercise options to buy, without triggering the Poison Pill, close to a 50% interest in Giant, thereby all but definitively thwarting any attempt by Fidelity to gain control of Giant. Thus, while Fidelity's percentage increase in Giant was also increased by the Stock Purchases, the increase was more beneficial to Sugarman by placing his potential ownership perilously close to 50%.

///





                              Page 20 of 41 Pages

                               The Exchange Offer
                               ------------------

                 28. Next, or about January 22, 1996 -- without any vote of Giant's shareholders -- the Giant Directors announced that Giant would offer to exchange a new series of its $9.00 liquidation preference, participating, non-voting preferred stock for shares of common stock of Rally's, which Giant presently controls (the "Exchange Offer").

                 29. The Exchange Offer, if consummated, will be nothing less than a giveaway designed to discourage an acquisition of Giant by Fidelity -- corporate waste just to hurt Fidelity. Under the Exchange Offer, the Giant preferred stock to be received by Rally's shareholders will receive a "double dip" in any liquidation of Giant -- both a $9.00 preference and then an additional equal sharing with Giant's common stockholders. The holders of Giant's common stock will thus fare very badly in any liquidation of Giant, if the Exchange Offer is made and consummated -- far worse than they would have if Giant were liquidated without the Exchange Offer being made and consummated. Fidelity sees an attractive value for Giant's shareholders in a potential liquidation of some or all of Giant's assets. If the Exchange Offer is made and consummated, the immediate effect will be a substantial diminishment in the value of having control of Giant and an immediate injury to Fidelity.

                 30. Moreover, for no rational or legitimate reason, the proposed exchange ratio gives Rally's stockholders a 39% premium over the trading price of Rally's common stock immediately prior to the announcement of the Exchange Offer. A holder of 4.5 shares of Rally's common stock, then trading at





                              Page 21 of 41 Pages
approximately $1.4375 per share, i.e., a value of $6.47, would receive one share of Giant preferred in the Exchange Offer with a liquidation preference of $9.00 per share. Given the consistent operating losses of Rally's, such a premium for Rally's stock is unjustifiable and provides no possible benefit to Giant or its shareholders.

                 31. In addition, the Giant Directors structured the Exchange Offer with non-voting stock in order to circumvent Giant's listing agreement with the New York Stock Exchange, which requires that Giant obtain stockholder approval for material issuances of voting securities. As the Giant Directors know well, the holders of Giant's common stock would never approve such a wholesale giveaway program, which was designed solely to injure Fidelity and thwart Fidelity from acquiring control over Giant.

                 32. Not surprisingly, the Giant Directors have not sought any fairness opinion that the proposed Exchange Offer is fair to Giant or its shareholders. Indeed, in view of (i) the substantial and unjustifiable premium that Giant will be offering for the stock of a losing affiliated company (i.e. the "giveaway"), (ii) the participating preference of the preferred stock to be offered (i.e., the "double dip"), and (iii) the dilutive effect of the Exchange Offer on Giant's equity, it seems most unlikely that any reputable, independent firm could render such a fairness opinion.

                 33. Although announced on January 22, 1996, the Exchange Offer has not yet formally been made by Giant to the Rally's shareholders.





                              Page 22 of 41 Pages
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                 34.      At the time that the Giant Directors approved the
Exchange Offer, Sugarman and Gotterer were both directors and shareholders of Rally's; Christensen's partner Glaser was a director of Rally's; and, for reasons described below, Christensen and Wynn, as well as Sugarman and Gotterer, each stood to gain from perpetuating Sugarman's control of Giant. None of the Giant Directors was disinterested in the Exchange Offer.

                 35. Prior to Fidelity's announcing its then 8.2% investment in Giant in December 1995, Giant had not adopted any poison pill, had not purchased its own stock in the large quantities that it now has, and had not announced any exchange offer.

                        THE GIANT DIRECTORS' MOTIVATION
                        -------------------------------
                            TO PREVENT FIDELITY FROM
                            ------------------------
                                ACQUIRING GIANT
                                ---------------

                 36. The Giant Directors, consisting of Sugarman, his lawyer (Christensen), his accountant (Gotterer), and his friend (Wynn), are anything but disinterested or independent. With the help of his hand-picked colleagues, Sugarman has long used his control over Giant, and in turn the companies that Giant controls, to extract for himself, the other Giant Directors, and people associated with them, huge benefits in the form of salaries, stock options, perquisites, professional fees, and questionable purchase payments.

                 37. The Giant Directors' current campaign of entrenchment is motivated by a desire to preserve and continue the great personal benefits that each of the Giant Directors, and those associated with them, receive, and have received, from





                              Page 23 of 41 Pages

Giant and from Giant's control of Rally's and other companies. Sugarman and the Giant Directors are entangled in a web of conflicts. Examples of ways in which Sugarman and the Giant Directors, and their affiliates, benefit, and have benefitted, often wrongfully, from their control of Giant and Giant's control of Rally's and other companies, include the following:

                          a.      Although Giant has a mere nine employees, no
business operations, and has lost money for three of the last four years, Sugarman currently draws a salary from Giant of approximately $1.9 million to support his opulent lifestyle. From 1987 until 1991, Sugarman and Gotterer were the only two members of Giant's compensation committee. While serving on that committee in 1990, Sugarman awarded himself a $1.5 million bonus on top of his $1 million annual salary, even though Giant had been losing money and had cut employee health benefits.

                          b.      In addition to his salary and bonuses,
Sugarman enjoys excessive, and wholly unnecessary perquisites from Giant. For example, despite no apparent corporate need, Sugarman caused Giant to acquire for his use a lavish Gulfstream jet, for which Giant retains two pilots on a stand-by basis. On information and belief, Sugarman has exclusive control over use of the jet, and frequently uses it to fly himself and his spouse Mary Hart ("Hart") on personal vacations at Giant's expense, including trips to the South of France, to their vacation homes in Colorado and Montana, and a recent trip to a Harley Davidson biker convention in Sturgis, South Dakota.

///

///





                              Page 24 of 41 Pages

                          c.      Sugarman, Gotterer, Christensen, and Wynn, as
directors of Giant, receive $10,000 per year, plus $500 and expenses for each directors' meeting that they attend.

                          d.  In addition to his directors' pay, Gotterer
receives substantial remuneration for financial services that he and/or his accounting firm provide to Giant. Moreover, on information and belief, Gotterer receives substantial remuneration for financial services that he and/or his accounting firm provide to (1) Sugarman individually, (2) Burt Sugarman, Inc., (3) Mary Hart individually (Sugarman's wife), (4) Mary Hart, Inc., (5) KCC Delaware Co. (a wholly owned Giant subsidiary), and (6) Self Service Drive Thru (a Giant affiliate).

                          e.      In addition to his directors' pay,
Christensen receives substantial remuneration for legal services that he and/or the Christensen/Glaser Firm provide to Giant. Moreover, on information and belief, Christensen receives substantial remuneration for legal services that he and/or the Christensen/Glaser Firm provide to (1) Burt Sugarman individually, (2) Burt Sugarman, Inc., (3) Mary Hart individually, (4) Mary Hart, Inc., (5) KCC Delaware Co. (a wholly owned Giant subsidiary), and (6) Self Service Drive Thru (a Giant affiliate).

                          f.      By controlling Giant, Sugarman is also able
to control Rally's and to reap benefits from Rally's for himself and his colleagues. At Rally's, Sugarman has installed a Board of Directors, a majority of which consists of himself, his spouse

///





                              Page 25 of 41 Pages

(Hart), his accountant (Gotterer), and another of his lawyers, Glaser. Apropos of Sugarman's conduct with respect to Rally's:

                                  (1)      Giant and Sugarman acquired control
of Rally's in a public offering in October 1989, which drew the attention of the Securities and Exchange Commission ("SEC"). After an investigation by the SEC, Sugarman was personally fined by the SEC in the amount of $619,855, including interest, and consented to the entry of an Order by the United States District Court for the District of Columbia, which permanently enjoined Sugarman from violating Section 17(a)(2) of the Securities Act of 1933. The Order was sought on the grounds that Sugarman, concealed his plans to take over control of Rally's in connection with purchases of Rally's stock. Although Sugarman was personally fined, Giant paid his fine as well as Sugarman's $545,000 legal bill from the Christensen/Glaser law firm and other lawyers;

                                  (2)      As part of Sugarman's acquisition of
control of Rally's, Sugarman caused Giant to loan Glaser approximately $2 million with which to invest in Rally's stock, along with Giant, Gotterer, and others, and thereby allow Sugarman to acquire control of Rally's in its initial public offering. Glaser subsequently sold her Rally's stock for $3.8 million, apparently realizing a profit of $1.8 million. Glaser's trading in Rally's securities is currently the subject of a federal securities lawsuit in the Western District of Kentucky;

                                  (3)      Once in control of Rally's, Sugarman
caused Hart, Gotterer, and Glaser to be elected to Rally's board.





                              Page 26 of 41 Pages

At various times, Hart, Glaser, Gotterer, and Sugarman himself have served on the Rally's three-member Compensation Committee, thereby enabling, inter alia, Sugarman, his spouse, his lawyer, and his accountant, at various times, to determine Sugarman's compensation and other benefits from Rally's, including compensation that has been running approximately $200,000 to $340,000 per year along with extensive stock options; and

                                  (4)      Since Sugarman has acquired control
of Rally's, Christensen and Glaser and the Christensen/Glaser Firm have received substantial remuneration for legal services to Rally's and its affiliates.

                          g.      By controlling Giant, Sugarman was also able
for a time to control Barris Industries ("Barris") and to reap benefits from Barris for himself and his colleagues. For example, in June 1987, Sugarman and Gotterer caused Barris to pay to Sugarman's own personal holding company -- Burt Sugarman, Inc. -- non-refundable advances of over $1 million in exchange for worthless distribution rights of limited duration in regard to long-dormant television shows produced by Sugarman; Barris never developed these properties. In addition, the Christensen/Glaser Firm (and/or its predecessor) received substantial remuneration for legal services to Barris during the time that Sugarman and Giant controlled Barris.

                           FIDELITY'S SPECIAL INJURY
                           -------------------------

                 38. While the wrongful actions of the Giant Directors have injured Giant and Giant's shareholders generally, said actions have specially and particularly injured, are presently injuring, and will in the future injure, Fidelity. Said injuries





                              Page 27 of 41 Pages
to Fidelity are separate and distinct from the injuries suffered by Giant and/or Giant's shareholders generally. Under Delaware law, Fidelity is entitled to seek relief in this Court directly in Fidelity's own right to invalidate and enjoin the Giant Directors' wrongful actions alleged herein.

                 39. Among other ways, Fidelity is specially injured by the Giant Directors' wrongful actions, separate and distinct from the injuries suffered by Giant and/or Giant's shareholders generally, in that Fidelity is currently attempting to acquire control of Giant from Sugarman, and the Giant Directors' wrongful actions are intentionally designed to prevent such change in control to Fidelity. Among other special injuries to Fidelity:

                          a.      The Poison Pill wrongfully discriminates
between Sugarman and Fidelity. Fidelity desires to purchase 15% or more of Giant's stock and to acquire control of Giant from Sugarman. The present effect of the Poison Pill is to prevent Fidelity from purchasing 15% or more of Giant's stock and from acquiring control of Giant without the cooperation of Giant's Board of Directors, which currently consists of the entrenched Giant Directors.

                          b.      Giant's Stock Purchases have specially
injured Fidelity by allowing Sugarman to acquire -- at Giant's expense -- virtually a majority stake in Giant upon exercise of his remaining stock options; Sugarman has, in effect, used Giant's money to buy himself de facto, inviolable control of Giant, so that Fidelity cannot acquire such control; and

                          c.      The Exchange Offer, if made and consummated,
will immediately and specially injure Fidelity because it will





                              Page 28 of 41 Pages
prevent Fidelity from realizing value on Giant's common stock in a liquidation of some or all of Giant's assets. If the announced Exchange Offer is made and consummated, its immediate effect will be to reduce and impair the value of control of Giant to Fidelity by preventing Fidelity from realizing value in a liquidation of Giant. Fidelity's present contractual rights to participate in a liquidation of Giant will thus be impaired. The Exchange Offer has the present effect of deterring Fidelity from seeking to acquire control of Giant.

                              DEFAMATION OF FOLEY
                              -------------------

                 40. Foley is an honest and successful businessman who has earned the high esteem of his peers and associates in the business community. Foley graduated from the United States Military Academy in West Point, New York with a Bachelor of Science degree, and served his country as an Air Force
Captain.   Through hard work, and with the respect he earned from his colleagues, Foley built a tiny Arizona storefront operation into the nation's fourth-largest title insurance company with over 4,700 employees in forty-eight states. His efforts won him plaudits from industry analysts, who have described Fidelity as one of the nation's best-run title companies. In 1993, Foley was elected Chairman and CEO of Carl Karcher Enterprises, Inc. (operator of the Carl's Jr. restaurant chain), at which he engineered a turn around from a four-year slide. Foley is a member of the Board of Directors and the Foundation Board of the University of California at Irvine. In 1995, Foley was the recipient of the distinguished Human Relations Award for Orange County awarded by the American Jewish Committee. Past recipients





                              Page 29 of 41 Pages
of this award have included former President Ronald W. Reagan. Foley's success and good name have allowed him to occupy, and enjoy, a position of prominence and high standing in the community.

                 41. As part of the Giant Directors' campaign of entrenchment, on December 19, 1995, Giant -- with the full knowledge and participation of Christensen -- prepared and issued a press release. That press release, a copy of which is attached hereto as Exhibit C, identified Christensen as Giant's corporate contact. In the press release, Christensen made the following blatantly false, unprivileged, defamatory statements that explicitly and implicitly accused Foley of acting illegally, dishonestly, and unprofessionally in his business dealings:

         "Terry Christensen, a director of Giant stated, 'We were shocked to learn that Mr. Foley and Fidelity were buying Giant stock while Mr. Foley and his officers were constantly asking about the profit and loss projections, cash positions and business plans of both Giant and Rally's.' Christensen further stated, 'When we learned that Mr.
                                                 ------------------------
         Foley's stockbrokers were utilizing confidential and insider
         ------------------------------------------------------------
         information to buy Giant stock for a group of investors acting with Mr.
         ------------------------------
         Foley, we felt that this lawsuit was absolutely necessary.'
         Christensen stated, 'The directors of Giant do not oppose legitimate actions by its stockholders, but we have a duty to prevent flagrant
                                                                    --------
         violations of the securities laws.'" (emphasis added).
         ----------------------------------




                              Page 30 of 41 Pages

                 42. Giant and Christensen did not stop there. Giant, with the full knowledge and participation of Christensen, prepared and issued another press release on January 4, 1996. That press release, a copy of which is attached hereto as Exhibit D, again identified Christensen as Giant's corporate contact. In this press release, Christensen made the following blatantly false, unprivileged, defamatory statements that explicitly and implicitly accused Foley of acting illegally, dishonestly, and unprofessionally in his business dealings:

         "Terry Christensen, a director of Giant, stated, 'Giant will not stand idly by while these individuals attempt to loot Giant and Rally's to
                 ------------------------------------------------------------
         the detriment of these companies and their shareholders.'" (emphasis added.)

                 43. Giant's and Christensen's written and oral statements set forth in Paragraphs 41 and 42 above were not privileged. Said statements were not made in any judicial proceeding and did not merely report allegations made in any judicial proceeding. Nor were said statements required to be made by any federal or state law or other legal obligation of Giant or Christensen.


                             FIRST CLAIM FOR RELIEF
                             ----------------------

             (BY FIDELITY AGAINST ALL COUNTERCLAIM DEFENDANTS:  FOR
               DECLARATORY RELIEF THAT THE POISON PILL IS INVALID
               AND FOR INJUNCTIVE RELIEF AGAINST ITS ENFORCEMENT)



                 44. Counterclaim Plaintiffs repeat, re-aver and incorporate by this reference paragraphs 1 through 43 above, as though fully set forth herein.

                 45. In conducting the business of Giant, the Giant Directors owed a duty of care, loyalty and independence to Giant





                              Page 31 of 41 Pages
and to its shareholders. As described in detail above, the Giant Directors, in adopting the Poison Pill, violated their fiduciary duties to Giant and its shareholders and acted solely to entrench themselves and to prevent Fidelity from acquiring control of Giant from Sugarman. The Poison Pill serves no rational business purpose for Giant.

                 46. The adoption of the Poison Pill by the Giant Directors was a breach of the Giant Directors' fiduciary duties; and the Poison Pill is void and invalid because:

                          (a) In adopting the Poison Pill, the Giant Directors
did not act on an informed basis, in good faith, and in the honest belief that the Poison Pill was in the best interests of Giant. The Board's decision to adopt the Poison Pill cannot be attributed to any rational or legitimate business purpose. The Giant Directors' adoption of the Poison Pill was not a proper exercise of the Giant Directors' business judgment and therefore cannot be sustained unless all aspects of the Poison Pill are objectively or intrinsically fair to Giant's shareholders. The Poison Pill is not in fact objectively or intrinsically fair to Giant's shareholders and is therefore void and invalid; and

                          (b)     In the alternative, the Giant Directors
adopted the Poison Pill in an effort to resist a perceived threat that Fidelity might seek to acquire control of Giant from Sugarman. In taking actions to fend off such a possible change in corporate control, the Giant Directors owed an enhanced duty of care to Giant and its shareholders, and the actions of the Giant Directors in such context are subject to enhanced judicial scrutiny. The Giant Directors adopted the Poison Pill solely to





                              Page 32 of 41 Pages
entrench and perpetuate themselves as Giant Directors and to prevent Fidelity from acquiring control of Giant from Sugarman. The Giant Directors have not shown, and cannot show, that they had reasonable grounds for believing that a danger to Giant's corporate policy and effectiveness existed. Even if the Giant Directors could make such a showing, they have not shown, and cannot show, that the adoption of the Poison Pill was reasonable in relation to the threat posed. Accordingly, the Court should treat the Poison Pill as an instance of self-dealing and require the Giant Directors to show that the Poison Pill was entirely fair to Giant's shareholders. The Giant Directors cannot make this showing, and the Poison Pill is therefore void and invalid.

                 47. An actual controversy has arisen and now exists between the parties relating to the validity and enforceability of the Poison Pill, for which Fidelity desires a declaration of rights. A declaratory judgment is necessary and appropriate in that the parties contest whether the Poison Pill is or is not valid and enforceable. Fidelity is entitled to a Declaration from this Court that the Poison Pill is invalid and unenforceable.

                 48. Fidelity is specially injured by the Poison Pill, which injury is irreparable and for which Fidelity has no adequate remedy at law. Unless implementation of the Poison Pill is enjoined, Fidelity will be denied its full voting rights in Giant, Fidelity will be unable to purchase 15% or more of Giant's stock, and Fidelity will be unable to acquire control of Giant without the cooperation of Giant's board.





                              Page 33 of 41 Pages

                 49. Fidelity is entitled to an injunction from this Court prohibiting Counterclaim Defendants from taking any action in furtherance of the Poison Pill, and directing them to rescind, or in the alternative to redeem the Poison Pill.


                            SECOND CLAIM FOR RELIEF
                            -----------------------

             (BY FIDELITY AGAINST ALL COUNTERCLAIM DEFENDANTS: FOR DECLARATORY RELIEF THAT THE EXCHANGE OFFER IS INVALID
                AND FOR INJUNCTIVE RELIEF AGAINST ITS EXECUTION)


                 50. Counterclaim Plaintiffs repeat, re-aver and incorporate by this reference paragraphs 1 through 49 above, as though fully set forth herein.

                 51. In conducting the business of Giant, the Giant Directors owed a duty of care, loyalty and independence to Giant and to its shareholders. As described in detail above, the Giant Directors, in approving the Exchange Offer, violated their fiduciary duties to Giant and its shareholders and acted solely to entrench themselves and to prevent Fidelity from acquiring control of Giant from Sugarman. The Exchange Offer serves no rational business purpose for Giant.

                 52. The approval of the Exchange Offer by the Giant Directors was a breach of the Giant Directors' fiduciary duties; and the Exchange Offer, if made, is void and invalid because:

                          (a)     In approving the Exchange Offer, the Giant
Directors did not act on an informed basis, in good faith, and in the honest belief that the Exchange Offer was in the best interests of Giant. The Board's decision to approve the Exchange Offer cannot be attributed to any rational or legitimate business purpose. The Giant Directors' approval of the Exchange Offer was not a proper exercise of the Giant Directors' business judgment





                              Page 34 of 41 Pages
and therefore the Exchange Offer, as announced, cannot be sustained unless all aspects of the Exchange Offer are objectively or intrinsically fair to Giant's shareholders. The Exchange Offer, as announced, is not in fact objectively or intrinsically fair to Giant's shareholders and is therefore void and invalid;

                          (b)  In the alternative, the Giant Directors approved
the Exchange Offer in an effort to resist a perceived threat that Fidelity might seek to acquire control of Giant from Sugarman. In taking actions to fend off such a possible change in corporate control, the Giant Directors owed an enhanced duty of care to Giant and its shareholders, and the actions of the Giant Directors in such context are subject to enhanced judicial scrutiny. The Giant Directors approved the Exchange Offer solely to entrench and perpetuate themselves as Giant Directors and to prevent Fidelity from acquiring control of Giant from Sugarman. The Giant Directors have not shown, and cannot show, that they had reasonable grounds for believing that a danger to Giant's corporate policy and effectiveness existed. Even if the Giant Directors could make such a showing, they have not shown, and cannot show, that the approval of the Exchange Offer was reasonable in relation to the threat posed. Accordingly, the Court should treat the Giant Directors' approval of the Exchange Offer as an instance of self-dealing and require the Giant Directors to show that the Exchange Offer was entirely fair to Giant's shareholders. The Giant Directors cannot make this showing, and the Exchange Offer, if made, is therefore void and invalid; and





                              Page 35 of 41 Pages

                          (c)     In the alternative, the Exchange Offer, as
announced, constitutes an interested director transaction under Delaware General Corporation Law Section 144, inter alia, in that the Exchange Offer, if made, will be a transaction between Giant and Sugarman and Gotterer, as shareholders of Rally's to whom the Exchange Offer is made. On information and belief, each of the Giant Directors has interests in the Exchange Offer within the meaning of Section 144. Accordingly, none of the Giant Directors who approved the Exchange Offer was "disinterested" within the meaning of Section 144(a)(1); and the Exchange Offer has never been approved by Giant's shareholders as provided in Section 144(a)(2). Therefore, the Exchange Offer, if made, is void and voidable under Section 144, unless it is fair to Giant under Section 144(a)(3). The Exchange Offer is not fair to Giant and, if made, is therefore void and invalid.

                 53. An actual controversy has arisen and now exists between the parties relating to the validity and enforceability of the Exchange Offer, for which Fidelity desires a declaration of rights. A declaratory judgment is necessary and appropriate in that the parties contest whether the Exchange Offer, if made, is or is not valid and enforceable. Fidelity is entitled to a Declaration from this Court that the Exchange Offer, if made, is invalid and unenforceable.

                 54. Fidelity is specially injured by the Exchange Offer, which injury is irreparable and for which Fidelity has no adequate remedy at law. Unless implementation of the Exchange Offer is enjoined, Fidelity will be denied its full voting rights in Giant, Fidelity will be denied its contractual rights as a





                              Page 36 of 41 Pages
holder of Giant's common stock to participate in a liquidation of Giant, Fidelity will not be able to realize value on its Giant stock by a liquidation of some or all of Giant's assets, the value of control of Giant to Fidelity will be reduced and impaired, and Fidelity may be deterred from its efforts to acquire Giant.

                 55. Fidelity is entitled to an Injunction from this Court prohibiting Counterclaim Defendants from taking any action in furtherance of the Exchange Offer, and directing them to rescind the Exchange Offer, if made.



                             THIRD CLAIM FOR RELIEF
                             ----------------------

                          (BY FOLEY AGAINST GIANT AND
                            CHRISTENSEN:  FOR LIBEL)



                 56. Counterclaim Plaintiffs repeat, re-aver and incorporate by this reference paragraphs 1 through 55 above, as though fully set forth herein.

                 57. On information and belief, Giant and Christensen intentionally and maliciously made blatantly false, unprivileged and defamatory statements in written press releases concerning Foley. With Christensen's knowledge and cooperation, Giant issued the defamatory written press releases to the media, which republished some or all of the defamatory statements to mass audiences. On information and belief, at the time that Giant issued the press releases, both Giant and Christensen knew that statements contained therein concerning Foley were blatantly false and defamatory. The statements in the press releases (a) were widely published, (b) were defamatory without the necessity of explanatory matter, (c) had the natural and probable





                              Page 37 of 41 Pages
effect in the minds of average people of accusing Foley of acting illegally, dishonestly, and unprofessionally in his business dealings, (d) tended directly to injure Foley in his office, profession, and business, and (e) charged Foley with a crime.

                 58. As a direct and proximate cause of such defamatory statements, Foley's good name and professional reputation has been injured, and he has suffered financial damage.

                 59. Foley seeks presumed, special, actual, and punitive damages in an amount to be determined at trial.



                            FOURTH CLAIM FOR RELIEF
                            -----------------------

                               (BY FOLEY AGAINST
                           CHRISTENSEN:  FOR SLANDER)


                 60. Counterclaim Plaintiffs repeat, re-aver and incorporate by this reference paragraphs 1 through 59 above, as though fully set forth herein.

                 61. On information and belief, Christensen intentionally and maliciously made blatantly false, unprivileged and defamatory oral statements, in person and over the telephone, concerning Foley. On information and belief, Christensen made these statements to private individuals and to members of the media so that they would be republished to mass audiences. On information and belief, Christensen knew at the time he made such defamatory oral statements that they were blatantly false and defamatory. Christensen's oral statements (a) were widely published, (b) were defamatory without the necessity of explanatory matter, (c) had the natural and probable effect in the minds of average people of accusing Foley of acting illegally, dishonestly, and unprofessionally in his business





                              Page 38 of 41 Pages
dealings, (d) tended directly to injure Foley in his office, profession, and business, and (e) charged Foley with a crime.

                 62. As a direct and proximate cause of such defamatory statements, Foley's good name and professional reputation has been injured, and he has suffered financial damage.

                 63. Foley seeks presumed, special, actual, and punitive damages in an amount to be determined at trial.

                 WHEREFORE, Counterclaim Plaintiffs pray for judgment as follows:

                 1.       On Counterclaim Plaintiffs' First Claim for Relief:
                          ---------------------------------------------------

                          a.      For a Declaration that the Poison Pill is
invalid and unenforceable; and

                          b.      For a Preliminary and Permanent Injunction
prohibiting Counterclaim Defendants from taking any action in furtherance of the Poison Pill and requiring them to rescind, or in the alternative, to redeem the Poison Pill.

                 2.       On Counterclaim Plaintiffs' Second Claim for Relief:
                          ----------------------------------------------------

                          a.      For a Declaration that the Exchange Offer
is invalid and unenforceable; and

                          b.      For a Preliminary and Permanent Injunction
prohibiting Counterclaim Defendants from taking any action in furtherance of the Exchange Offer and requiring them to rescind the Exchange Offer.

                 3.       On Counterclaim Plaintiffs' Third and Fourth Claims
                          ---------------------------------------------------
                          for Relief:
                          -----------




                              Page 39 of 41 Pages

                          For presumed, special, actual, and punitive damages
in amounts to be determined at trial;

                 4.       On All of Counterclaim Plaintiffs' Claims for Relief:
                          -----------------------------------------------------

                          a.      For attorneys' fees and costs; and

                          b.      For such other and further relief as this
Court may deem just and proper.

DATED:   March 22, 1996                 MILBANK, TWEED, HADLEY & McCLOY
                                        C. STEPHEN HOWARD
                                        JEFFERY D. McFARLAND
                                        SCOTT VICK




                                    By:  /s/ C. STEPHEN HOWARD
                                        ----------------------------------
                                                 C. Stephen Howard
                                        Attorneys for Defendants and
                                        Counterclaim Plaintiffs
                                        FIDELITY NATIONAL FINANCIAL, INC.
                                        and WILLIAM P. FOLEY, II





                              Page 40 of 41 Pages

                             DEMAND FOR JURY TRIAL
                             ---------------------

                 Pursuant to Rule 38(b) of the Federal Rules of Civil Procedure and Local Rule 3.4.10, Counterclaim Plaintiffs hereby demand a trial by jury of all issues triable of right by jury in Giant's First Amended Complaint and in Counterclaim Plaintiffs' Second Amended Counterclaim.

DATED:   March 22, 1996                 MILBANK, TWEED, HADLEY & McCLOY
                                        C. STEPHEN HOWARD
                                        JEFFERY D. McFARLAND
                                        SCOTT VICK




                                    By:   /s/ C. STEPHEN HOWARD
                                        -------------------------------------
                                                  C. Stephen Howard
                                        Attorneys for Defendants and
                                        Counterclaim Plaintiffs
                                        FIDELITY NATIONAL FINANCIAL, INC.
                                        and WILLIAM P. FOLEY, II


58525





                              Page 41 of 41 Pages